Exhibit 10.76

SEVERANCE PAY AGREEMENT AND GENERAL RELEASE

     1.          Parties. The parties to this Severance Pay Agreement and General Release (“Agreement”) are Gene Logic Inc. (“GLGC”) and David Murray (“Executive”).

     2.          Purpose. The purpose of this Agreement is to carry out the mutual desire of the parties to terminate their relationship under terms and circumstances that are mutually beneficial.

     3.          Termination Date. Executive’s employment with GLGC will terminate effective December 3, 2002 (the “Termination Date”) for all purposes including without limitation the Employment Agreement between the parties dated January 4, 2000 (the “Employment Agreement”), the GLGC 1997 Equity Incentive Plan and other GLGC employee benefit plans and compensation arrangements, and this shall be the date of the “qualifying event” under any GLGC medical, dental or prescription paid plan for purposes of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

     4.          Termination of Employment Agreement. Upon execution of this Agreement and expiration of the revocation period specified in Section 15 hereof, all entitlements and obligations of the parties under the Employment Agreement shall terminate, except as otherwise explicitly provided herein. The parties acknowledge that Executive remains covered under the Gene Logic Executive Severance Plan adopted March 19, 1999 as amended February 23, 2001, in accordance with the terms of that plan, with respect to a “Change of Control”, as defined therein, which occurs on or before March 3, 2003. The parties agree that Executive shall be subject to the terms of that plan, including but not limited to Section 4(b) “Duplication of Benefits.”

     5.          Severance Payment to Executive and Other Terms. Upon execution of this Agreement and expiration of the revocation period and subject to the terms of this Agreement and in lieu of any other benefits to which Executive might be entitled under the terms of his Employment Agreement or otherwise, GLGC agrees to provide the following severance payments and benefits (collectively the “Severance Payments”):

     (a)       A total amount of $298,827.75 representing one month’s pay in lieu of notice plus twelve (12) months of Executive’s current monthly salary of $22,986.75, less all applicable tax withholding and other applicable payroll deductions. This amount shall be paid in equal periodic installments not less often then semi-monthly over a 13-month period commencing with the pay period beginning on December 1, 2002 (with the first payment being due on December 15, 2002), provided that no payment shall be made until the expiration of the revocation period specified in Section 15 and any amount that would have been payable prior to the expiration of such revocation period or within ten days thereafter will be accrued and paid within ten (10) days after the expiration of such revocation period. This amount is in lieu of any notice period and any and all severance payments that are or could be due to Executive under his Employment Agreement or on any other basis, except as otherwise provided herein.

     (b)       An amount equal to the fourth-quarter bonus for 2002, if any, for which Executive would qualify if he were employed by GLGC as of December 31, 2002 in accordance with the standards set out in the 2002 GLGC Bonus Plan and the Employment Agreement, and an annual bonus for 2002 in the amount of $30,000. These payments are in lieu of any other bonus payments not already made and will be made in the ordinary manner and time such payments are normally made to employees.

     (c)       The payments for health insurance as described in Section 8 hereof.

     (d)       The outplacement services detailed in Section 10 hereof.

     6.          Consulting Services. Executive agrees that he will provide, upon reasonable prior notice, up to 40 hours of consulting services over the 120 days following the Termination Date. These duties will be performed without additional compensation by telephone or at the GLGC premises or at such other location as may be reasonably requested by Gene Logic. Consulting services may only be requested by the Chief Executive Officer (CEO) or the Chief Financial Officer (CFO) of GLGC or anyone else designated in writing by either of them. Executive shall maintain a record of hours worked, including who requested the services and the general nature of the services and provide to the CEO a copy of such record upon request. The Executive shall notify the CEO at such time as he has provided 32 hours of consulting services and not thereafter provide any further consulting services except as subsequently directed by the CEO in writing.

                  Executive further agrees that he will provide to the CEO or a GLGC officer designated by him a list of Executive’s scheduled meetings (with customers or other persons, other than GLGC employees) or other commitments on behalf of GLGC and open and ongoing projects and matters as soon as possible, but not later than December 15, 2002. Executive may consider the time spent (up to an 8-hour maximum) on preparing this summary as part of the consulting services. The list shall include such information as may be reasonably deemed by GLGC to be needed to ensure that the matters may be successfully and properly handled following Executive’s departure.

     7.          Policies and Practices Applicable after Termination Date. Executive acknowledges that, following termination of his employment, he may remain subject to certain ongoing policies of GLGC, including certain policies affecting insider trading and stock trading by officers of GLGC (nos. 735 and 740 of the Employee Handbook are attached) and that he may wish to seek the advice of counsel with respect to the applicability of such policies.

     8.          Health Insurance Benefits to Executive. GLGC agrees to pay for the continuation under the respective GLGC employee benefit plans of Executive’s health insurance benefits (including medical, dental, vision and prescription card plans), as well as the health insurance benefits for any of Executive’s dependents covered under the respective GLGC plan as of the Termination Date, for a period from the Termination Date until and through the earlier of December 31, 2003 or the end of the month in which Executive begins full-time employment with a new employer, provided that Executive elects continuation coverage as specified below and continues to be eligible for such continuation coverage through such date. The continuation of health insurance benefits under this paragraph shall be pursuant to COBRA, and Executive expressly understands and acknowledges that the payments by GLGC shall be for a time period which is part of, and not in addition to, the maximum 18-month total period of eligibility for continuation of health insurance benefits to which Executive is entitled under COBRA. These payments are not an employment benefit to which Executive is otherwise entitled. Pursuant to the separate notice of COBRA benefits that is to be provided Executive within time limits required by COBRA, Executive agrees to immediately following receipt complete and execute the required forms to elect continuation of his and his covered dependents’ health insurance benefits under COBRA. Subject to the above, GLGC will thereafter pay the applicable COBRA premiums for the continuation of the respective health insurance benefits for the period of approximately thirteen (13) months described above, after which time Executive will be solely responsible for the payment of such premiums.

     9.          PTO. GLGC agrees to provide Executive payment for accrued but unused Paid Time Off (“PTO”) as of the Termination Date.

     10.       Outplacement. GLGC agrees to provide outplacement services to Executive through a program and executive outplacement firm selected by GLGC for a period not to exceed ten (10) months from the Termination Date and at a cost not to exceed Sixteen Thousand Dollars ($16,000.00). Payment for these services shall be made directly to the service provider. In no event shall a cash equivalent in lieu of these services be provided to Executive, and no cash equivalent was offered to Executive. GLGC shall not be obligated to make any payments to Executive regardless of whether he utilizes the services. This is a benefit to which Executive is not otherwise entitled.

     11.       Release. In consideration for the execution by GLGC of this Agreement, the Severance Payments, and other good and valuable consideration, receipt and adequacy of which is hereby acknowledged, Executive on his behalf and on behalf of his executors, agents, heirs, personal representatives, and assigns, and each of them, hereby agrees to the termination of his employment by GLGC as described herein and hereby releases and forever discharges GLGC, its representatives, officers, directors, agents, employees, parents, subsidiaries, affiliates, heirs, assigns, predecessors, purchasers, and successors, and each of them, from any and all claims, actions, demands and causes of action, in law or in equity, including costs, expenses, attorney’s fees, indemnities and obligations of every kind and nature, which have arisen or may arise, which are based upon, or are in any way related to any act, occurrence, or transaction before the date of this Agreement, except for his rights under the terms of this Agreement, conditioned upon his compliance with this Agreement. This is a General Release. Such causes of action include, but are not limited to, actions arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act, the Family and Medical Leave Act, the state laws of Maryland, and any other applicable law prohibiting employment discrimination, and any and all actions in tort or contract, including wrongful discharge, harassment, fraud, defamation, emotional distress and breach of implied covenant of good faith and fair dealings.

     12.       Agreement Not To Sue. Executive represents and agrees that he has not instituted, prosecuted, filed, or processed any litigation or other claims or charges against GLGC or any others released by Executive in this Agreement. Executive further agrees to refrain from instituting, prosecuting, filing, or processing or knowingly assisting with the instituting, prosecuting, filing, or processing of any litigation or other claims against GLGC or any others released by Executive in this Agreement, to the maximum extent permitted by law, in any way related to or arising out of any matter which arose on or before the date of this Agreement. Executive further covenants and agrees, to the maximum extent permitted by law, not to bring or cause to be brought any claim, charge or proceeding before any local, state or federal agency, in any arbitration, grievance or other proceeding, or in or before any other forum, which is in any way related to Executive’s employment or termination with GLGC or any other claim against GLGC. The parties agree that to the extent, if any, Executive may have a non-waivable right to file or participate in a claim or charge against GLGC, this Agreement shall not be intended to waive such a right. Executive further agrees that he shall not obtain, and hereby waives his right to, any relief (legal, equitable, or other) from such a proceeding, claim or charge, whether the same is filed by him or on his behalf or by another.

     13.       Return of Company Files and Property.

     (a)       On or before the effective date of this Agreement, Executive will turn over to GLGC all files, memos, records, credit cards and other documents, physical or personal property which Executive has received from GLGC or any affiliate or subsidiary of GLGC or from any customer, subcontractor or supplier of GLGC or any other third party for use by GLGC, excluding only documents and personal records relating to the terms of Executive’s employment and Executive’s compensation and benefits.

     (b)       On or before the effective date of this Agreement, Executive will delete any documents or other records then in his possession in electronic form which Executive has received from GLGC or any affiliate or subsidiary of GLGC or from any customer, subcontractor or supplier of GLGC or any other third party for use by GLGC. And will, upon request, certify such destruction in writing.

     (c)       Subject to return of Executive’s laptop computer (which must be returned by January 15, 2003), GLGC will reimburse Executive for the cost of a computer he may purchase for personal use, up to a limit of $400.00, upon receipt of confirmation of such a purchase.

     14.       Admissions. It is agreed and understood that the above-mentioned payment is not to be construed as an admission of any liability.

     15.       Time for Consideration and Revocation. Executive represents and agrees that he has been advised to consult with his own attorney before signing this Agreement, that Executive has carefully read and fully understands all of the provisions of this Agreement, that he has been given a sufficient, reasonable period of time to carefully consider all of the provisions of this Agreement, that he is voluntarily entering into this Agreement and that he has been given twenty-one (21) days within which to consider whether to execute this Agreement. To the extent that, during the course of negotiations between the Parties, material changes have been made to this Agreement, Executive expressly waives any additional time in which to consider his decision to sign this Agreement. By signing this Agreement, Executive acknowledges that his decision to sign this Agreement was of his own free will.

     This Agreement may be revoked by Executive for up to and including seven (7) days from the date of his execution of this Agreement, and this Agreement shall not become effective and enforceable until the eighth day after Executive has signed it. Executive agrees that in the event of such revocation, he shall send a notice of revocation immediately by facsimile to 301-987-1876 (with a copy also sent immediately by certified mail) to:

General Counsel Gene Logic Inc. 708 Quince Orchard Road Gaithersburg, MD 20878

     16.       Proprietary Information. Executive acknowledges his continuing obligations under his Proprietary Information and Inventions Agreement preciously executed by him, a copy of which will be forwarded to him, including (but not limited to) his Agreement: (i) not to use or disclose any confidential or proprietary information of GLGC without prior written authorization from a duly authorized representative of GLGC, and (ii) not to solicit GLGC’s employees or customers to change their respective relationships with GLGC as more fully described therein, among others. These and other applicable obligations, covenants and agreements are more fully set forth in such agreement and the above summary is not intended to waive or otherwise modify the obligations set forth in such agreement.

     17.       Disparaging Statements. Executive agrees that he will not, at any time, disparage GLGC or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that he shall respond accurately and fully to any questions, inquiry or request for information when required by legal process or in response to an administrative agency.

     18.       Miscellaneous.

     (a)       Confidentiality. The provisions of this Agreement shall be held in strictest confidence by Executive and shall not be publicized or disclosed in any manner whatsoever; provided however that: (a) Executive may disclose this Agreement in confidence, to his immediate family; (b) Executive may disclose this Agreement in confidence to his attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) Executive may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. GLGC agrees that the provisions of this Agreement are strictly confidential and agrees not to display, publish, disseminate or disclose any terms of this agreement, except to the extent any such disclosure is determined to be necessary or advisable under applicable laws and regulations or as required to enforce the provisions of this agreement.

     (b)       Remedies. Executive agrees that any breach of the provisions or Sections 11 (Release), 12 (Agreement not to Sue), 16 (Proprietary Information), 17 (Disparaging Statements) or Section 18a. (Confidentiality) by him shall be considered to be a material breach of the terms of this Agreement. In the event of any breach of those provisions or upon any other material breach of this Agreement, GLGC shall be entitled to: (1) cease any payments to him or on his behalf (including amounts paid for COBRA continuation coverage) under the terms of this Agreement which have not been made; and (2) to recover all of the monies paid to him or on his behalf (including amounts paid for COBRA continuation coverage) under the terms of this Agreement.

     (c)       Successors Bound. This agreement shall inure to the benefit of, and shall be binding upon, GLGC and its successors and assigns. Executive may not assign to any third party any claims or rights he may have against GLGC.

     (d)       Governing Law. The parties agree that this Agreement is entered into and executed in the State of Maryland and that it shall be construed and enforced pursuant to the laws of the State of Maryland. Any dispute under this Agreement shall be subject to the sole jurisdiction of the courts in the state of Maryland.

     (e)     Full and Complete Agreement. GLGC and Executive agree and understand that no promises, covenants, representations, understandings or warranties have been made other than those expressly contained herein, and that this Agreement constitutes the entire agreement between GLGC and Executive.

     (f).     Notices. Any notice to be given to a party under or in connection with this Agreement shall be in writing and shall be delivered (i) personally, (ii) by a nationally recognized overnight courier or by certified mail, postage prepaid, return receipt requested, (iii) delivered via facsimile, with receipt confirmed, or (iv) if actually received, by U.S. mail, to each party at the following address or to such other address as to which the party has given written notice thereof to the other party:

General Counsel	David Murray
Gene Logic Inc.	12609 Greenbriar Rd.
708 Quince Orchard Rd	Potomac, Md. 20854
Gaithersburg, Md. 20878
Fax (301) 987-1876

Such notices shall be deemed given upon receipt.

To evidence their agreement, each party has executed this Agreement below:

GENE LOGIC INC.

By:	/s/ Mark D. Gessler	Date: December 3, 2002
Mark D. Gessler
Chairman and Chief Executive Officer

     I, David Murray, hereby acknowledge that I am entering into this Severance Agreement and Release voluntarily, and in consideration for the value of the benefits provided to me as described herein.

/s/ David Murray	Date: 12/23/02
David Murray, Executive